UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 29, 2014

Grandparents.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

589 Eighth Avenue, 6th Floor New York, New York		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646-839-8800

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2014, Grandparents Insurance Solutions LLC (“GIS”), a wholly owned subsidiary of Grandparents.com, Inc. (the “Company”), entered into an Aetna Marketing Agreement for Upline Agents and Agencies (the “MA Contract”) with Aetna Life Insurance Company and certain affiliates (“Aetna”). Pursuant to the MA Contract, GIS will serve as a General Agent and offer a Medicare Advantage Policy to the Company’s members in exchange for the payment of a commission. The initial term of the MA Contract is effective January 1, 2015 until October 9, 2018, with automatic annual renewals. Either party may terminate the MA Contract without cause by giving thirty (30) days written notice in accordance with its terms. The MA Contract contains customary representations, warranties and termination rights.

On October 31, 2014, GIS entered into an Aetna Marketing Agreement for Group Contracting Only (the “MS Contract”) with Aetna. Pursuant to the MS Contract, GIS will serve as a General Agent and offer a Medicare Supplement Policy to the Company’s members in exchange for the payment of a commission. The MS Contract is effective January 1, 2015. Either party may terminate the MS Contract without cause by giving fifteen (15) days written notice in accordance with its terms. The MS Contract contains customary representations, warranties and termination rights.

The foregoing descriptions of the MA Contract and the MS Contract do not purport to be complete and are qualified in their entirety by reference to the MA Contract and the MS Contract, copies of which the Company will file as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2014	GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
Steve Leber
Chairman & Chief Executive Officer